As filed with the Securities and Exchange Commission on April 19, 2021

  Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sollensys Corp
(Exact name of registrant as specified in its charter)

Nevada	80-0651816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Sollensys Corp 2475 Palm Bay Rd. NE, Suite 120 Palm Bay, FL 32905 (866) 438-7657 (Address of principal executive offices, including zip code)

Sollensys Corp 2021 Equity Incentive Plan (Full title of the plan)

Donald Beavers
Chief Executive Officer
Sollensys Corp
2475 Palm Bay Rd. NE, Suite 120
Palm Bay, FL 32905
(866) 438-7657
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Laura Anthony, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, FL 33401 (561) 514-0936

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000 (2)	$5.25 (3)	5,250,000	$572.78

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($5.25) and low ($5.25) sale prices of the common stock, as quoted on the OTC Pink tier of the OTC Markets on April 12, 2021, which date is within five business days prior to filing this registration statement.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Sollensys Corp (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

1.
The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on April 29, 2020; and

2.
All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2020 (other than the portions of these documents not deemed to be filed), including the Registrant’s Transition Report on Form 10-KT for the transition period from March 31, 2020 to December 31, 2020, filed with the Commission on March 31, 2021; and

3.
The description of the Company’s securities contained in the Registrant’s Current Report on Form 8-K, filed on November 30, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s bylaws provide for the indemnification of the Registrant’s officers and directors to the fullest extent permitted by the laws of the State of Nevada and may, if and to the extent authorized by our board of directors, so indemnify the Registrant’s officers and any other person whom the Registrant has the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by the Registrant, which the Registrant may be unable to recoup.

The Registrant’s bylaws provide that none of the Registrant’s directors shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty as a director or officer; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the unlawful payment of dividends. Limitations on liability provided for in the Registrant’s articles of incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant believes that these provisions will assist the Registrant in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in the Registrant’s articles of incorporation may have the effect of reducing a likelihood of derivative litigation against the Registrant’s directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Registrant or its shareholders.

Insofar as indemnification by the Registrant for liabilities arising under the Exchange Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification would be required or permitted. The Registrant is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Under the bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the bylaws. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Registrant may enter into indemnification agreements with its directors, executive officers and others, in addition to indemnification provided for in the Registrant’s bylaws.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date	File No.
2.1	Share Exchange Agreement dated November 30, 2020 by and between Sollensys Corp, Eagle Lake Laboratories, Inc., the Eagle Lake Shareholders and Donald Beavers as the representative of the Eagle Lake Shareholders.	8-K	2.1	November 30, 2020	333-174581
3.1	Amended and Restated Bylaws of Sollensys Corp.	8-K	3.1	August 11, 2020	333-174581
3.2	Certificate of Change to Articles of Incorporation, effective as of September 18, 2020.	8-K	3.1	August 14, 2020	333-174581
3.3	Certificate of Correction filed with the Secretary of State of Nevada on October 8, 2020.	8-K	3.1	October 13, 2020	333-174581
3.4	Certificate of Amendment filed with the Secretary of State of Nevada on October 8, 2020.	8-K	3.2	October 13, 2020	333-174581
3.5	Certificate of Designations filed with the Secretary of State of Nevada on October 8, 2020.	8-K	3.3	October 13, 2020	333-174581
3.6	Certificate of Withdrawal for Series A Preferred Stock Designation Filed October 14, 2020.	8-K	3.1	October 19, 2020	333-174581
3.7	Certificate of Amendment filed with the Secretary of State of Nevada on October 14, 2020	8-K	3.2	October 19, 2020	333-174581
10.1	Reseller Agreement between the registrant and Eagle Lake Laboratories, Inc. dated August 20, 2020.	8-K	10.1	October 22, 2020	333-174581
10.2	Argus RFID IP Purchase and Assignment Agreement dated August 12, 2020.	8-K	10.1	November 30, 2020	333-174581
5.1*	Opinion of Anthony L.G., PLLC
10.3 *+	Sollensys Corp 2021 Equity Incentive Plan
10.4*+	Form of Option Award Agreement (included as Exhibit A to Exhibit 10.3 hereto)
10.5*+	Form of Stock Appreciation Righ Award Agreement (included as Exhibit B to Exhibit 10.3 hereto)
10.6*+	Form of Restricted Stock Award Agreement (included as Exhibit C to Exhibit 10.3 hereto)
10.7*+	Form of Restricted Unity Award Agreement (included as Exhibit D to Exhibit 10.3 hereto)
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Anthony L.G., PLLC (included in Exhibit 5.1)
24.1*	Power of attorney (contained on signature page hereto)

* Filed herewith.
+Management contract, compensatory plan or arrangement.

Item 9. Undertakings.

A.
The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Bay, State of Florida, on April 19, 2021.

SOLLENSYS CORP

By:	/s/ Donald Beavers
Donald Beavers
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald Beavers as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald Beavers	Chief Executive Officer and Director	April 19, 2021
Donald Beavers	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Anthony Nolte	Director	April 19, 2021
Anthony Nolte